Exhibit 10.1

AMENDMENT NO. 1 TO SALE AGREEMENT

This Amendment No. 1 (the “Amendment to Sale Agreement”) to the Agreement for Sale and Assignment of Rights, dated as of December 21, 2004, by and between ISIS Pharmaceuticals, Inc. (“ISIS”) and Drug Royalty USA, Inc., (“DRC”) (the “Sale Agreement”) is entered into as of October 14, 2007 (the “Effective Date”), by and between ISIS and Drug Royalty Trust 3, a statutory trust formed under the Delaware Statutory Trust Act, as successor-in-interest to DRC (“DRT”). Except as expressly set forth herein, all capitalized terms shall have the meaning set forth in the Sale Agreement.

RECITALS

WHEREAS, as a result of a dispute that arose between the Parties, the Parties now desire to amend the Sale Agreement as set forth in this Amendment No. 1 to Sale Agreement in full and final settlement of such dispute.

NOW THEREFORE, DRT and ISIS hereby agree to amend the Sale Agreement as follows:

1.                                     Delete Section 1.2(a)(iii) and insert in its place the following:

“(iii)                         seven million US dollars (US$7,000,000) due and payable on October 15, 2007 (“Third Payment Date”).”

Except as expressly amended and supplemented hereby, all other terms of the Sale Agreement shall remain in full force and effect except that this $7,000,000 payment shall not be subject to and/or contingent upon ISIS fulfilling its obligation to bring the Opposition Prior Art to the attention of the European Patent Office as required by the terms of the Sale Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Sale Agreement to be executed in duplicate by their duly authorized representatives.

ISIS PHARMACEUTICALS, INC.	DRUG ROYALTY CORPORATION, INC, AS MANAGER OF DRUG ROYALTY TRUST 3

BY:	/s/ B. Lynne Parshall	BY:	/s/ Behzad Khosrowshahi

NAME:	B. Lynne Parshall	NAME:	Behzad Khosrowshahi

TITLE:	EVP & CFO	TITLE:	President & CFO